EXHIBIT 5.1

August 12, 2005

Airspan Networks, Inc.
777 Yamato Road, Suite 105
Boca Raton, FL 33431

RE: Registration Statement on Form S-3 (333-          )

Ladies and Gentlemen:

We have acted as counsel to Airspan Networks, Inc. a Washington corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-3 of the Company (as amended, the "Registration Statement,") relating to up to 7,300,000 shares of the Company's common stock, par value $0.0003 per share (the "Common Stock"). The shares of Common Stock are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

We are members of the Bar of the State of Florida and we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Washington and the laws of the State of Florida.

Based on and subject to the foregoing, we are of the opinion that

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington; and

2. The shares of the Common Stock are legally authorized and, when the shares of Common Stock have been issued and paid in accordance with the Company’s Amended and Restated Articles of Incorporation, as amended, the shares of the Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
HUNTON & WILLIAMS, LLP